Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Columbus Acquisition Corporation on Form S-1 of our report dated July 26, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Columbus Acquisition Corporation as of May 31, 2024 and for period from January 18, 2024 (inception) through May 31, 2024, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in the Registration Statement.

Marcum Asia CPAs llp

New York, NY

November 15, 2024